Exhibit 10.1

[Arena Letterhead]

August 1, 2011

VIA FEDEX

Dear Robert E. Hoffman,

I am pleased to offer you the regular, full-time, exempt position of Vice President, Finance and Chief Financial Officer, reporting to me. You will also serve as Arena’s principal financial officer.

You will receive a semi-monthly salary of $13,625, which annualized is $327,000. In addition,

•

You will be granted 200,000 stock options that entitle you to purchase Arena stock at a price and on terms to be determined by the Compensation Committee of the Board of Directors. The stock options will be subject to a four-year vesting schedule (25% every 12 months), contingent upon your remaining an Arena employee. The Arena performance-based restricted stock unit awards and unexercised stock options you formerly held have been terminated or forfeited.

•

You will be a participant under Arena’s Annual Incentive Plan on a prorated basis based on your service from your date of hire to the end of 2011, with your incentive award determined based only on Arena’s 2011 corporate goals.

•	You will be a participant under Arena’s Amended and Restated Severance Benefit Plan, dated effective December 30, 2008. The Termination Protection Agreement you formerly had with Arena terminated.

•	You will continue to be a party to the June 2007 Indemnification Agreement with Arena.

•

You will be eligible to participate in the employee benefit programs provided by Arena, which currently include medical, flexible spending account for dental, vision and other eligible expenses, life, AD&D, short-term and long-term disability insurance programs, a 401(k) plan and Employee Stock Purchase Plan (ESPP).

This offer is subject to:

•

Verification of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You must complete section 1 only of the attached* I-9 form and provide the required documentation on your first day of employment.

•	Execution of the attached* Employee Proprietary Information and Inventions Agreement, which specifies your responsibilities regarding proprietary information, trade secrets and intellectual property.

Robert E. Hoffman	Page 2
August 1, 2011

•

Completion and confirmation of all other required employment and benefits forms, including the attached* Policy-Protection of Material Information/Prevention of Insider Trading; Policy Against Harassment; IT Security and Compliance Policy; Code of Business Conduct and Ethics; Policy on Filing, Receipt and Treatment of Complaints; Publication Policy; and Laboratory Notebook Policy.

All other employment forms will be included in your New Hire/Benefits package and forwarded to you on or before your start date.

Consistent with Arena policy, your employment will be terminable at will and is guaranteed for no specified period. This means that you may resign at any time and Arena may terminate your employment at any time with or without cause and without notice. This “at will” status may not be changed except by written agreement signed by both you and the Chief Executive Officer of Arena Pharmaceuticals. By signing this offer letter, you acknowledge that no representative of Arena has made any statement to the contrary in discussing prospective employment with you.

You represent that your employment with Arena will not conflict with or violate any agreement or understanding with a former employer or other person or entity.

If you accept this offer, please sign both copies of this letter signifying your agreement, and return one copy to the Benefits and Employee Resources Department on or before August 11, 2011. Complete and return the attached additional documents as well. Please contact a member of the Benefits and Employee Resources Department if you have any questions or concerns.

Robert, we look forward to having you return as a member of the Arena team and hope our future association will be rewarding for you as well as the company.

Sincerely,

/s/ Jack Lief
Jack Lief
President and Chief Executive Officer

Acceptance:

I accept the offer as stated in this letter and I agree to the terms of employment described, including that my employment relationship is terminable at will by either me or Arena, with or without cause or notice.

/s/ Robert Hoffman	8/4/2011
Robert E. Hoffman	Date

Offer Expiration Date: August 11, 2011

Proposed Start Date: August 29, 2011

*	These forms will not be attached to faxed or emailed copies of the offer letter.